Exhibit 4.2

Restricted Stock Unit No.________

QUANTERIX CORPORATION

Inducement Award Grant Notice

1.    Name and Address of Recipient:
    (“Recipient”)

2.    Date of Grant (“Grant Date”) of
    Restricted Stock Unit Award:

3.    Maximum Number of Shares underlying
    Restricted Stock Unit Award:

4.    Vesting of Award: This award of restricted stock units (“Restricted Stock Unit Award”) shall vest in full on the first anniversary of the Grant Date provided the Recipient is an employee of the Company or of a subsidiary of the Company on such anniversary date.

The Company and the Recipient acknowledge receipt of this Inducement Award Grant Notice and agree to the terms of the Inducement Award Grant Agreement (RSUs) attached hereto and incorporated by reference herein and the terms of this Restricted Stock Unit Award as set forth above.

                     QUANTERIX CORPORATION
                            By:
                            Name:
                            Title:

                            Recipient

QUANTERIX CORPORATION

Inducement Award Grant Agreement (RSUs)

Incorporated Terms and Conditions

THIS AGREEMENT (this “Agreement”) made as of the date of grant set forth in the Inducement Award Grant Notice between QUANTERIX CORPORATION (the “Company”), a Delaware corporation, and the individual whose name appears on the Inducement Award Grant Notice (the “Recipient”).

WHEREAS, the Company desires to grant to the Recipient restricted stock units (“RSUs”) related to the Company’s common stock, $0.001 par value per share (“Common Stock”) as an inducement to employment with the Company (or any of its subsidiaries) and on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Grant of Award. The Company hereby grants to the Recipient an award for the number of RSUs set forth in the Inducement Award Grant Notice (the “Award”). Each RSU represents a contingent entitlement of the Recipient to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein. The Award is intended to constitute an “employment inducement award” and to be exempt from shareholder approval requirements under Rule 5635(c)(4) of the Nasdaq Listing Rules, and this Agreement and the terms and conditions of the Award will be interpreted consistent with such intent.

2.    Vesting of Award; Termination.

(a)    Subject to the terms and conditions set forth in this Agreement, the Award granted hereby shall vest as set forth in the Inducement Award Grant Notice and is subject to the other terms and conditions of this Agreement. On the vesting date set forth in the Inducement Award Grant Notice, the Recipient shall be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs as set forth in the Inducement Award Grant Notice provided that the Recipient is employed by the Company or a subsidiary of the Company (an “Affiliate”) on such vesting date. Such shares of Common Stock shall thereafter be delivered by the Company to the Recipient within five days of the applicable vesting date and in accordance with this Agreement.

(b)    Except as otherwise set forth in this Agreement, if the Recipient ceases for any reason to be employed by the Company or by an Affiliate (the “Termination”) prior to the vesting date set forth in the Inducement Award Grant Notice, then as of the date on which the Recipient’s employment terminates, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

3.    Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Recipient as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Recipient otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Recipient’s lifetime, only to the Recipient (or, in the event of legal incapacity or incompetence, to the Recipient’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.    Adjustments. Upon the occurrence of any of the following events, a Recipient’s rights with respect to any Award granted to him or her hereunder shall be adjusted as hereinafter provided:

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, this Award and the number of shares of Common Stock deliverable hereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to reflect such events.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator (as hereinafter defined) or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall make appropriate provision for the continuation of this Award on the same terms and conditions by substituting on an equitable basis for the shares then subject to this Award either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, this Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising this Award (to the extent this Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction). In taking any of the actions permitted under this subparagraph, the Administrator shall not be obligated to treat this Award identically to any other awards of the same type.

(c) Recapitalization or Reorganization; Dissolution or Liquidation. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation or other entity are issued with respect to the outstanding shares of Common Stock, a Recipient upon accepting this Award after the recapitalization or reorganization shall be entitled to receive for the price paid upon acceptance if any, the number of replacement securities which would have been received if this Award had been accepted prior to such recapitalization or reorganization. Upon the dissolution or liquidation of the Company, the Award shall immediately terminate unless otherwise determined by the Administrator.

(d) Adjustments to the Award. Upon the happening of any of the events described in subparagraphs (a), (b) or (c) above, this Award (if outstanding) shall be appropriately adjusted to reflect the events described in such subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this paragraph 4, including, but not limited to, the effect of any Corporate Transaction and its determination shall be conclusive.

(e) Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to this Award. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of shares pursuant to this Award.

5.    Securities Law Compliance. The Recipient specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company intends to file a registration statement with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, Recipient will not be able to transfer or sell any of the shares of Common Stock issued to the Recipient pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Recipient to sell his or her Common Stock, including due to the Recipient’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

6.    Rights as a Stockholder. The Recipient shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7.    Administration. “Administrator” means the Board of Directors (the “Board”) of the Company, unless it has delegated power to act on its behalf to the Compensation Committee

(the “Committee”) of the Board, in which case the term “Administrator” means the Committee or its delegee. The Administrator is authorized to:

(a) Interpret the provisions of this Agreement and the Award and to make all rules and determinations which it deems necessary or advisable for the administration of this Award;

(b) Amend any term or condition of this Award, provided that any such amendment shall not impair the rights of the Recipient without the Recipient’s consent or, in the event of death of the Recipient, the Recipient’s legal representatives and/or any person or persons who acquire the Recipient’s rights to the Award by will or by the laws of descent and distribution, and any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Recipient, including, but not limited to pursuant to Section 409A of the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto (the “Code”); and

(c) Buy out for a payment in cash or shares of Common Stock, the Award and/or cancel the Award and grant in substitution therefor other stock rights, covering the same or a different number of shares of Common Stock, based on such terms and conditions as the Administrator shall establish and the Recipient shall accept;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Award shall be final, unless otherwise determined by the Board, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board may take any action hereunder that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board or the Committee may revoke any such allocation or delegation at any time.

8.    Tax Liability of the Recipient and Payment of Taxes. The Recipient acknowledges and agrees that any income or other taxes due from the Recipient with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Recipient’s responsibility. Without limiting the foregoing, the Recipient agrees that if under applicable law the Recipient will owe taxes at vesting, the Company shall be entitled to immediate payment from the Recipient of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Administrator, as follows:

    (a)    through reducing the number of shares of Common Stock entitled to be issued to the Recipient on the applicable vesting date in an amount sufficient to cover the statutory minimum of the Recipient’s total tax and other withholding obligations due and payable by the Company. Only whole shares will be withheld to satisfy the Company’s withholding obligation; fractional shares will not be withheld. Accordingly, the Recipient agrees that in the event that the value of the whole shares withheld would exceed the amount of the Company’s withholding obligation, that excess will be refunded to the Recipient through a subsequent paycheck;

    (b)    requiring the Recipient to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Recipient’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Recipient’s paycheck an amount equal to such amounts due and payable by the Company; or

    (c)    if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Recipient is not in possession of material nonpublic information, the sale by the Recipient on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Recipient as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Recipient agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Recipient agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Recipient acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Recipient shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Recipient acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the United States Securities Exchange Act of 1934, as amended.

The Company shall not deliver any shares of Common Stock to the Recipient until it is satisfied that all required withholdings have been made.

9.    Recipient Acknowledgements and Authorizations.

    The Recipient acknowledges the following:

    (a)    The Company is not by virtue of this Award obligated to continue the Recipient as an employee of the Company or an Affiliate.

    (b)    The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award, benefits in lieu of awards or any other benefits in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

    (c)    The value of this Award is an extraordinary item of compensation outside of the scope of the Recipient’s employment. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

        (d)    The Recipient (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering this Award or providing recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration hereof; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

10.    Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Quanterix Corporation
900 Middlesex Turnpike, Building 1
Billerica, MA 01821
Attention: General Counsel

If to the Recipient, at the address set forth on the Inducement Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

11.    Assignment and Successors.

    (a)    This Agreement is personal to the Recipient and without the prior written consent of the Company shall not be assignable by the Recipient otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Recipient’s legal representatives.

    (b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of the Commonwealth of Massachusetts or the federal courts of the United States for the District of Massachusetts.

13.    Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

15.    Modifications and Amendments; Waivers and Consents. Except as provided in paragraph 7 hereof, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

    16.    Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

    17.    Clawback. Notwithstanding anything to the contrary contained in this Agreement, the Company may recover from the Recipient any compensation received from the Award (whether or not settled) or cause the Recipient to forfeit the Award (whether or not vested) in the event that the Company’s Clawback Policy then in effect is triggered.

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